Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2019

FISCAL 2019 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues were $2.46 billion, a 17% increase compared to $2.09 billion in the prior year, reflecting the consolidation of Foxtel and continued strength at the Book Publishing segment

•	Net income was $23 million compared to a net loss of ($1.1) billion, which included non-cash impairment charges and write-downs of $1.2 billion in the prior year

•	Total Segment EBITDA was $247 million compared to $181 million in the prior year

•	Reported EPS were $0.02 compared to ($1.94) in the prior year – Adjusted EPS were $0.04 compared to $0.06 in the prior year

•	Digital-only subscribers for The Wall Street Journal grew 19% in the quarter to a new record of approximately 1.8 million

•	HarperCollins demonstrated another robust financial performance with 29% Segment EBITDA growth, driven by impressive new releases and strong backlist sales

•	New Foxtel expanded its over-the-top services with 714,000 total paying OTT subscribers, which includes Kayo Sports and Foxtel Now, growing over 80% since the beginning of the calendar year

•	Digital Real Estate Services segment posted healthy growth in its Real estate revenues despite the volatility in the U.S. and Australian property markets and foreign currency headwinds

NEW YORK, NY – May 9, 2019 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2019.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp reaped rewards from our digital strategy this quarter, underscored by a robust rise in digital subscriptions across our media properties, a sharp increase in digital audio book sales and continued expansion at our digital real estate businesses despite volatile conditions in property markets.

For the third quarter, the Company saw 17% revenue growth and a 36% increase in profitability, reflecting the consolidation of Foxtel and the sterling performance overall at HarperCollins. And for the nine months, our revenues were 20% higher and profitability was 29% higher compared to the prior year.

At the News and Information Services segment, digital paid subscriptions continued their ebullient expansion, with growth of over 19% to nearly 1.8 million at The Wall Street Journal. Dow Jones has also been bolstered by its Professional Information Business, particularly in Risk and Compliance, where we have had nine straight quarters of revenue growth above 20%.

At Move, revenues increased in a challenging housing market earlier this year, and we are confident that there are signs of improvement in U.S. economic activity that should surely bode well for the market. Encouragingly, realtor.com® achieved record audience in April of 69.4 million uniques, and 209 million visits, and audience numbers have accelerated recently.

HarperCollins delivered a particularly strong result, with profitability increasing 29%, highlighted by 30% revenue growth in digital audio books and increased revenue from its comprehensive backlist and a strong suite of new releases, which are generating much momentum.

Within our Subscription Video Services segment, the recently launched over-the-top subscription service, Kayo Sports, showed much promise, gathering 239,000 subscribers since its launch late last year, 209,000 of which were paying, as of May 8. Since the beginning of this calendar year, the number of our total paying OTT subscribers has increased more than 80% to 714,000.”

THIRD QUARTER RESULTS

The Company reported fiscal 2019 third quarter total revenues of $2.46 billion, a 17% increase compared to $2.09 billion in the prior year period. The growth reflects the impact from the consolidation of Foxtel’s results following the combination of Foxtel and FOX SPORTS Australia (the “Transaction”) into a new company (“new Foxtel”) and continued strong performance at the Book Publishing segment, partially offset by a $90 million negative impact from foreign currency fluctuations and lower print advertising revenues at the News and Information Services segment. The results also include $17 million of lower revenues as a result of the adoption of the new revenue recognition standard. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 1) increased 2%.

Net income for the quarter was $23 million compared to a net loss of ($1.1) billion in the prior year, reflecting the absence of the non-cash impairment charges and write-downs of $1.2 billion recognized in the third quarter of fiscal 2018, and higher Total Segment EBITDA, as discussed below, partially offset by higher depreciation and amortization expense.

The Company reported third quarter Total Segment EBITDA of $247 million, a 36% increase compared to $181 million in the prior year, also reflecting the Transaction and continued strength in the Book Publishing segment. The growth was partially offset by lower contribution from the News and Information Services segment and higher costs associated with the Opcity acquisition in the Digital Real Estate Services segment. Adjusted Total Segment EBITDA (as defined in Note 1) decreased 4%.

Net income per share available to News Corporation stockholders was $0.02 as compared to a net loss per share of ($1.94) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.04 compared to $0.06 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2019	2018	% Change	2019	2018	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,224	$1,286	(5)%	$3,729	$3,825	(3)%
Subscription Video Services	539	129	* *	1,666	394	* *
Book Publishing	421	398	6%	1,335	1,268	5%
Digital Real Estate Services	272	279	(3)%	876	842	4%
Other	1	1	—	2	2	—

Total Revenues	$2,457	$2,093	17%	$7,608	$6,331	20%

Segment EBITDA:
News and Information Services	$73	$87	(16)%	$309	$302	2%
Subscription Video Services	98	16	* *	295	76	* *
Book Publishing	53	41	29%	209	167	25%
Digital Real Estate Services	74	88	(16)%	300	302	(1)%
Other(a)	(51)	(51)	—	(138)	(90)	(53)%

Total Segment EBITDA	$247	$181	36%	$975	$757	29%

**	- Not meaningful

(a)

Other Segment EBITDA for the nine months ended March 31, 2018 included a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Revenues in the quarter decreased $62 million, or 5%, as compared to the prior year, reflecting a $52 million, or 4%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 1%, while revenues at News UK and News America Marketing each declined 8% and News Corp Australia revenues declined 7%. Adjusted Revenues for the segment decreased 1% compared to the prior year.

Advertising revenues declined 9% compared to the prior year, of which $23 million, or 4%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market and lower home delivered revenues, which include free-standing insert products, at News America Marketing. Advertising revenues at Dow Jones declined 8% in the quarter.

Circulation and subscription revenues were relatively flat, including a $22 million, or 4%, negative impact from foreign currency fluctuations. Circulation and subscription revenues again benefited from a healthy contribution from Dow Jones, which saw a 7% increase in its circulation revenues, reflecting 19% digital paid subscriber growth and subscription price increases at The Wall Street Journal, as well as the continued growth in its Risk & Compliance products. Dow Jones’ consumer products reached approximately 3.3 million total subscribers, reflecting a 12% increase compared to the prior year. Cover price increases at other mastheads also contributed to the revenue improvement. These increases were partially offset by lower print volume in Australia and the U.K.

Segment EBITDA decreased $14 million in the quarter, or 16%, as compared to the prior year, primarily due to lower contribution from News America Marketing. Adjusted Segment EBITDA (as defined in Note 1) decreased 15%.

Digital revenues represented 31% of News and Information Services segment revenues in the quarter, compared to 29% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 36% of their combined revenues, and at Dow Jones, digital accounted for 55% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended March 31, 2019 were 1,775,000, compared to 1,490,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of March 31, 2019 were 493,200, compared to 409,000 in the prior year (Source: Internal data)
•	The Times and Sunday Times closing digital subscribers as of March 31, 2019 were 286,000, compared to 230,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached more than 84 million global monthly unique users in March 2019, compared to 84 million in the prior year, based on ABCe (Source: Omniture)

Subscription Video Services

Revenues and Segment EBITDA in the quarter increased $410 million and $82 million, respectively, compared to the prior year, primarily due to the inclusion of Foxtel. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, increased 4% and declined 88%, respectively.

On a pro forma basis, reflecting the Transaction, segment revenues in the quarter decreased $84 million, or 13%, compared with the prior year, of which $53 million, or 9%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from lower broadcast subscribers and the changes in the subscriber package mix, partially offset by higher revenues from Foxtel Now and Kayo Sports.

As of March 31, 2019, new Foxtel’s total closing subscribers were 2.896 million, which was higher than the prior year, primarily due to the launch of Kayo Sports, subscriber growth at Foxtel Now and the inclusion of commercial subscribers of FOX SPORTS Australia beginning in the first quarter of fiscal 2019, partially offset by lower broadcast subscribers. 2.4 million of the total closing subscribers were broadcast and commercial subscribers, and the remainder consisted of Foxtel Now and Kayo Sports subscribers. As of May 8, 2019, there were 239,000 Kayo Sports subscribers, of which 209,000 were paying subscribers. For the same period, there were 567,000 Foxtel Now subscribers, of which 505,000 were paying subscribers. Broadcast subscriber churn in the quarter was 17.7% compared to 15.3% in the prior year, reflecting the impact of the price increase implemented in October. Broadcast churn improved to 16.2% in March and 15.1% in April. Broadcast ARPU for the quarter declined 1% compared to the prior year to over A$79 (US$57), as the impact from the price increase was more than offset by a negative impact related to the adoption of the new revenue recognition standard.

Pro forma Segment EBITDA in the quarter decreased $29 million, or 23%, compared with the prior year, primarily due to lower revenues as discussed above, $25 million of higher sports programming and production costs related to Cricket Australia and higher marketing costs related to Kayo Sports, partially offset by the $45 million positive impact on expenses from foreign currency fluctuations and lower non-programming costs.

Book Publishing

Revenues in the quarter increased $23 million, or 6%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $9 million, or 2%. The revenue growth was primarily due to higher sales in Christian publishing, driven by the success of new titles such as Girl, Stop Apologizing by Rachel Hollis and We are the Gardeners by Joanna Gaines, as well as the continued success of backlist titles such as Girl, Wash Your Face by Rachel Hollis. HarperCollins’ U.K. business also contributed to the revenue growth with its successful release of Fing by David Walliams. Revenue growth was partially offset by $17 million of lower revenues as a result of the adoption of the new revenue recognition standard. Digital sales increased 5% compared to the prior year and represented 21% of Consumer revenues for the quarter, driven by the growth in downloadable audiobook sales. Segment EBITDA for the quarter increased $12 million, or 29%, from the prior year, primarily due to the higher revenues noted above.

Digital Real Estate Services

Revenues in the quarter declined $7 million, or 3%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $16 million, or 6%. Segment EBITDA in the quarter declined $14 million, or 16%, compared to the prior year, primarily due to higher costs associated with further investment in Opcity following the acquisition and the $9 million negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 3% and 9%, respectively.

In the quarter, revenues at REA Group decreased 4% to $151 million from $158 million in the prior year, as an increase in Australian residential depth revenue, driven by pricing increases, improved penetration and favorable product mix, was more than offset by the negative impact from foreign currency fluctuations, as mentioned above, and softness in listing volumes.

Move’s revenues in the quarter increased 5% to $121 million from $115 million in the prior year, primarily due to 14% growth in its real estate revenues, partially offset by planned declines in advertising revenues. The increase in real estate revenues, which represent 79% of total Move revenues, reflect higher yield per lead and the acquisition of Opcity. Realtor.com® continued to migrate leads from its ConnectionsSM Plus product to its performance-based Opcity product, as it further evolves and scales its platform. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter grew 7% year-over-year to approximately 65 million, with mobile representing more than half of all unique users.

REVIEW OF EQUITY LOSSES OF AFFILIATES

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2019	2018	2019	2018
	(in millions)		(in millions)
Foxtel(a)	$—	$(970)	$—	$(974)
Other equity affiliates, net	(4)	(4)	(13)	(28)

Total equity losses of affiliates	$(4)	$(974)	$(13)	$(1,002)

(a)

The Company amortized $17 million and $49 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and nine months ended March 31, 2018, respectively. Such amortization is reflected in Equity losses of affiliates in the Statement of Operations.

Equity losses of affiliates for the third quarter was ($4) million compared to ($974) million in the prior year. The improvement was primarily due to the absence of the $957 million non-cash write-down of the carrying value of the Company’s investment in Foxtel in the third quarter of fiscal 2018. The Company began consolidating the results of Foxtel in the fourth quarter of fiscal 2018 as a result of the Transaction.

CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2019	2018
	(in millions)
Net cash provided by operating activities	$661	$465
Less: Capital expenditures	(417)	(200)

	244	265
Less: REA Group free cash flow	(164)	(144)
Plus: Cash dividends received from REA Group	69	63

Free cash flow available to News Corporation	$149	$184

Net cash provided by operating activities improved $196 million for the nine months ended March 31, 2019 as compared to the prior year period, primarily due to higher Total Segment EBITDA as noted above, partially offset by $59 million in higher cash paid for interest.

Free cash flow available to News Corporation in the nine months ended March 31, 2019 was $149 million compared to $184 million in the prior year period. The decline was primarily due to higher capital expenditures, of which $223 million was related to new Foxtel, partially offset by higher cash provided by operating activities. New Foxtel’s total capital expenditures in fiscal 2019 are now expected to be higher than fiscal 2018 by approximately $25 million compared to the prior guidance of more than $50 million.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 9, 2019. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content is distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

Ilana Ozernoy

212-416-3364

iozernoy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenues:
Circulation and subscription	$1,025	$659	$3,088	$1,947
Advertising	670	702	2,052	2,101
Consumer	403	381	1,281	1,220
Real estate	218	208	693	633
Other	141	143	494	430

Total Revenues	2,457	2,093	7,608	6,331
Operating expenses	(1,400)	(1,151)	(4,224)	(3,439)
Selling, general and administrative	(810)	(761)	(2,409)	(2,135)
Depreciation and amortization	(168)	(100)	(494)	(297)
Impairment and restructuring charges	(34)	(246)	(71)	(273)
Equity losses of affiliates	(4)	(974)	(13)	(1,002)
Interest (expense) income, net	(14)	2	(45)	9
Other, net	3	30	30	9

Income (loss) before income tax expense	30	(1,107)	382	(797)
Income tax expense	(7)	(3)	(112)	(292)

Net income (loss)	23	(1,110)	270	(1,089)
Less: Net income attributable to noncontrolling interests	(13)	(18)	(64)	(54)

Net income (loss) attributable to News Corporation stockholders	$10	$(1,128)	$206	$(1,143)
Less: Adjustments to Net income (loss) attributable to News Corporation stockholders – Redeemable preferred stock dividends	—	—	—	(1)

Net income (loss) available to News Corporation stockholders	$10	$(1,128)	$206	$(1,144)

Weighted average shares outstanding:
Basic	585	583	585	583
Diluted	589	583	587	583
Net income (loss) available to News Corporation stockholders per share - basic	$0.02	$(1.94)	$0.35	$(1.96)
Net income (loss) available to News Corporation stockholders per share - diluted	$0.02	$(1.94)	$0.35	$(1.96)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2019	As of June 30, 2018
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,648	$2,034
Receivables, net	1,631	1,612
Inventory, net	404	376
Other current assets	564	372

Total current assets	4,247	4,394

Non-current assets:
Investments	347	393
Property, plant and equipment, net	2,557	2,560
Intangible assets, net	2,514	2,671
Goodwill	5,223	5,218
Deferred income tax assets	257	279
Other non-current assets	913	831

Total assets	$16,058	$16,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$432	$605
Accrued expenses	1,364	1,340
Deferred revenue	460	516
Current borrowings	678	462
Other current liabilities	745	372

Total current liabilities	3,679	3,295

Non-current liabilities:
Borrowings	868	1,490
Retirement benefit obligations	237	245
Deferred income tax liabilities	321	389
Other non-current liabilities	495	430
Commitments and contingencies
Redeemable preferred stock	—	20
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,229	12,322
Accumulated deficit	(1,927)	(2,163)
Accumulated other comprehensive loss	(1,019)	(874)

Total News Corporation stockholders’ equity	9,289	9,291
Noncontrolling interests	1,169	1,186

Total equity	10,458	10,477

Total liabilities and equity	$16,058	$16,346

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended
	March 31,
	2019	2018
Operating activities:
Net income (loss)	$270	$(1,089)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	494	297
Equity losses of affiliates	13	1,002
Cash distributions received from affiliates	30	2
Impairment charges	9	225
Other, net	(30)	(9)
Deferred income taxes and taxes payable	22	182
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	37	(86)
Inventories, net	(74)	(14)
Accounts payable and other liabilities	(110)	(45)

Net cash provided by operating activities	661	465

Investing activities:
Capital expenditures	(417)	(200)
Acquisitions, net of cash acquired	(187)	(62)
Investments in equity affiliates and other	(36)	(42)
Proceeds from property, plant and equipment and other asset dispositions	99	137
Other, net	18	23

Net cash used in investing activities	(523)	(144)

Financing activities:
Borrowings	450	—
Repayment of borrowings	(801)	(93)
Dividends paid	(102)	(99)
Other, net	(48)	(42)

Net cash used in financing activities	(501)	(234)

Net change in cash and cash equivalents	(363)	87
Cash and cash equivalents, beginning of period	2,034	2,016
Exchange movement on opening cash balance	(23)	9

Cash and cash equivalents, end of period	$1,648	$2,112

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2019 and 2018.

	Revenues			Total Segment EBITDA
	For the three months ended			For the three months ended
	March 31,			March 31,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$2,457	$2,093	$364	$247	$181	$66
Impact of acquisitions	(432)	—	(432)	(81)	—	(81)
Impact of divestitures	(2)	(12)	10	1	2	(1)
Impact of foreign currency fluctuations	90	—	90	9	—	9
Net impact of U.K. Newspaper Matters	—	—	—	2	2	—

As adjusted	$2,113	$2,081	$32	$178	$185	$(7)

	Revenues			Total Segment EBITDA
	For the nine months ended			For the nine months ended
	March 31,			March 31,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$7,608	$6,331	$1,277	$975	$757	$218
Impact of acquisitions	(1,323)	—	(1,323)	(218)	—	(218)
Impact of divestitures	(14)	(38)	24	—	3	(3)
Impact of foreign currency fluctuations	206	—	206	33	—	33
Net impact of U.K. Newspaper Matters	—	—	—	8	(38)	46

As adjusted	$6,477	$6,293	$184	$798	$722	$76

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2019 and 2018 are as follows:

	For the three months ended March 31,
	2019	2018	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,265	$1,279	(1)%
Subscription Video Services	134	129	4%
Book Publishing	430	398	8%
Digital Real Estate Services	283	274	3%
Other	1	1	—

Adjusted Total Revenues	$2,113	$2,081	2%

Adjusted Segment EBITDA:
News and Information Services	$74	$87	(15)%
Subscription Video Services	2	16	(88)%
Book Publishing	53	41	29%
Digital Real Estate Services	98	90	9%
Other	(49)	(49)	—

Adjusted Total Segment EBITDA	$178	$185	(4)%

	For the nine months ended March 31,
	2019	2018	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$3,817	$3,803	—
Subscription Video Services	407	394	3%
Book Publishing	1,354	1,268	7%
Digital Real Estate Services	897	826	9%
Other	2	2	—

Adjusted Total Revenues	$6,477	$6,293	3%

Adjusted Segment EBITDA:
News and Information Services	$314	$301	4%
Subscription Video Services	62	76	(18)%
Book Publishing	209	167	25%
Digital Real Estate Services	343	306	12%
Other	(130)	(128)	(2)%

Adjusted Total Segment EBITDA	$798	$722	11%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2019 and 2018.

	For the three months ended March 31, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,224	$(9)	$(2)	$52	$—	$1,265
Subscription Video Services	539	(418)	—	13	—	134
Book Publishing	421	—	—	9	—	430
Digital Real Estate Services	272	(5)	—	16	—	283
Other	1	—	—	—	—	1

Total Revenues	$2,457	$(432)	$(2)	$90	$—	$2,113

Segment EBITDA:
News and Information Services	$73	$—	$1	$—	$—	$74
Subscription Video Services	98	(96)	—	—	—	2
Book Publishing	53	—	—	—	—	53
Digital Real Estate Services	74	15	—	9	—	98
Other	(51)	—	—	—	2	(49)

Total Segment EBITDA	$247	$(81)	$1	$9	$2	$178

	For the three months ended March 31, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,286	$—	$(7)	$—	$—	$1,279
Subscription Video Services	129	—	—	—	—	129
Book Publishing	398	—	—	—	—	398
Digital Real Estate Services	279	—	(5)	—	—	274
Other	1	—	—	—	—	1

Total Revenues	$2,093	$—	$(12)	$—	$—	$2,081

Segment EBITDA:
News and Information Services	$87	$—	$—	$—	$—	$87
Subscription Video Services	16	—	—	—	—	16
Book Publishing	41	—	—	—	—	41
Digital Real Estate Services	88	—	2	—	—	90
Other	(51)	—	—	—	2	(49)

Total Segment EBITDA	$181	$—	$2	$—	$2	$185

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2019 and 2018.

	For the nine months ended March 31, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,729	$(14)	$(12)	$114	$—	$3,817
Subscription Video Services	1,666	(1,289)	—	30	—	407
Book Publishing	1,335	—	—	19	—	1,354
Digital Real Estate Services	876	(20)	(2)	43	—	897
Other	2	—	—	—	—	2

Total Revenues	$7,608	$(1,323)	$(14)	$206	$—	$6,477

Segment EBITDA:
News and Information Services	$309	$—	$—	$5	$—	$314
Subscription Video Services	295	(236)	—	3	—	62
Book Publishing	209	—	—	—	—	209
Digital Real Estate Services	300	18	—	25	—	343
Other	(138)	—	—	—	8	(130)

Total Segment EBITDA	$975	$(218)	$—	$33	$8	$798

	For the nine months ended March 31, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$3,825	$—	$(22)	$—	$—	$3,803
Subscription Video Services	394	—	—	—	—	394
Book Publishing	1,268	—	—	—	—	1,268
Digital Real Estate Services	842	—	(16)	—	—	826
Other	2	—	—	—	—	2

Total Revenues	$6,331	$—	$(38)	$—	$—	$6,293

Segment EBITDA:
News and Information Services	$302	$—	$(1)	$—	$—	$301
Subscription Video Services	76	—	—	—	—	76
Book Publishing	167	—	—	—	—	167
Digital Real Estate Services	302	—	4	—	—	306
Other	(90)	—	—	—	(38)	(128)

Total Segment EBITDA	$757	$—	$3	$—	$(38)	$722

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income (loss) to Total Segment EBITDA.

	For the three months ended March 31,
	2019	2018	Change	% Change
	(in millions)
Net income (loss)	$23	$(1,110)	$1,133	* *
Add:
Income tax expense	7	3	4	* *
Other, net	(3)	(30)	27	90%
Interest expense (income), net	14	(2)	16	* *
Equity losses of affiliates	4	974	(970)	(100)%
Impairment and restructuring charges	34	246	(212)	(86)%
Depreciation and amortization	168	100	68	68%

Total Segment EBITDA	$247	$181	$66	36%

**	- Not meaningful

	For the nine months ended March 31,
	2019	2018	Change	% Change
	(in millions)
Net income (loss)	$270	$(1,089)	$1,359	* *
Add:
Income tax expense	112	292	(180)	(62)%
Other, net	(30)	(9)	(21)	* *
Interest expense (income), net	45	(9)	54	* *
Equity losses of affiliates	13	1,002	(989)	(99)%
Impairment and restructuring charges	71	273	(202)	(74)%
Depreciation and amortization	494	297	197	66%

Total Segment EBITDA	$975	$757	$218	29%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters and the impact of the U.S. Tax Cut and Jobs Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2019 and 2018.

	For the three months ended			For the three months ended
	March 31, 2019			March 31, 2018
(in millions, except per share data)	Net income available to stockholders	EPS		Net (loss) income available to stockholders	EPS
Net income (loss)	$23	$		$(1,110)	$
Less: Net income attributable to noncontrolling interests	(13)			(18)

Net income (loss) available to News Corporation stockholders	$10		$0.02	$(1,128)		$(1.94)
U.K. Newspaper Matters	2		—	2		—
Impairment and restructuring charges(a)	34		0.05	246		0.42
Other, net	(3)		—	(30)		(0.05)
Equity losses of affiliates(b)	—		—	957		1.65
Tax impact on items above	(15)		(0.03)	(14)		(0.02)
Impact of noncontrolling interest on items included above	(2)		—	—		—

As adjusted	$26		$0.04	$33		$0.06

(a)	During the three months ended March 31, 2018, the Company recognized $165 million and $41 million of non-cash impairment charges at News America Marketing and FOX SPORTS Australia, respectively.
(b)	During the three months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel.

	For the nine months ended			For the nine months ended
	March 31, 2019			March 31, 2018
(in millions, except per share data)	Net income available to stockholders	EPS		Net (loss) income available to stockholders	EPS
Net income (loss)	$270	$		$(1,089)	$
Less: Net income attributable to noncontrolling interests	(64)			(54)
Less: Redeemable preferred stock dividends	—			(1)

Net income (loss) available to News Corporation stockholders	$206		$0.35	$(1,144)		$(1.96)
U.K. Newspaper Matters (a)	8		0.01	(38)		(0.07)
Impairment and restructuring charges (b)	71		0.12	273		0.47
Other, net	(30)		(0.05)	(9)		(0.02)
Equity losses of affiliates (c)	—		—	970		1.66
Tax impact on items above	(25)		(0.05)	(8)		(0.01)
Impact of U.S. Tax Cut and Jobs Act (d)	—		—	174		0.30
Impact of noncontrolling interest on items included above	(4)		—	(8)		(0.01)

As adjusted	$226		$0.38	$210		$0.36

(a)

During the nine months ended March 31, 2018, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

(b)	During the nine months ended March 31, 2018, the Company recognized $165 million and $41 million of non-cash impairment charges at News America Marketing and FOX SPORTS Australia, respectively.
(c)

During the nine months ended March 31, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel as well as $13 million in non-cash write-downs of certain equity method investments’ carrying values.

(d)	During the nine months ended March 31, 2018, the Company recorded a $174 million provisional charge as a result of the U.S. Tax Cut and Jobs Act.

NOTE 4 – PRO FORMA

The following supplemental unaudited pro forma information for the three and nine months ended March 31, 2018 reflects the Company’s results of operations as if the Transaction had occurred on July 1, 2016. The Company believes that the presentation of this supplemental information enhances comparability across the reporting periods. The information was prepared in accordance with Article 11 of Regulation S-X and is based on historical results of operations of News Corp and Foxtel, adjusted for the effect of any Transaction-related accounting adjustments, as described below. Pro forma adjustments were based on available information and assumptions regarding impacts that are directly attributable to the Transaction, are factually supportable, and are expected to have a continuing impact on the combined results. In addition, the pro forma information is provided for supplemental and informational purposes only, and is not necessarily indicative of what the Company’s results of operations would have been, or the Company’s future results of operations, had the Transaction actually occurred on the date indicated. As only the financial results for the Subscription Video Services segment were adjusted due to the presentation of this pro forma supplemental information, the Company is only providing pro forma supplemental information for this segment below, under “Subscription Video Services”. The unaudited pro forma information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that will be filed with the Securities and Exchange Commission.

The following tables set forth the Company’s unaudited reported and pro forma results of operations for the three and nine months ended March 31, 2019 and 2018, respectively.

	For the three months ended March 31,
	2019	2018	Change	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$1,025	$1,097	$(72)	(7)%
Advertising	670	744	(74)	(10)%
Consumer	403	381	22	6%
Real estate	218	208	10	5%
Other	141	157	(16)	(10)%

Total Revenues	2,457	2,587	(130)	(5)%
Operating expenses	(1,400)	(1,423)	23	2%
Selling, general and administrative	(810)	(872)	62	7%
Depreciation and amortization	(168)	(168)	—	—
Impairment and restructuring charges	(34)	(1,205)	1,171	97%
Equity losses of affiliates	(4)	(2)	(2)	(100)%
Interest expense, net	(14)	(21)	7	33%
Other, net	3	29	(26)	(90)%

Income (loss) before income tax expense	30	(1,075)	1,105	* *
Income tax expense	(7)	(6)	(1)	(17)%

Net income (loss)	23	(1,081)	1,104	* *
Less: Net income attributable to noncontrolling interests	(13)	(10)	(3)	(30)%

Net income (loss) attributable to News Corporation	$10	$(1,091)	$1,101	* *

**	- Not meaningful

	For the nine months ended March 31,
	2019	2018	Change	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$3,088	$3,307	$(219)	(7)%
Advertising	2,052	2,242	(190)	(8)%
Consumer	1,281	1,220	61	5%
Real estate	693	633	60	9%
Other	494	469	25	5%

Total Revenues	7,608	7,871	(263)	(3)%
Operating expenses	(4,224)	(4,284)	60	1%
Selling, general and administrative	(2,409)	(2,470)	61	2%
Depreciation and amortization	(494)	(501)	7	1%
Impairment and restructuring charges	(71)	(1,235)	1,164	94%
Equity losses of affiliates	(13)	(23)	10	43%
Interest expense, net	(45)	(67)	22	33%
Other, net	30	7	23	* *

Income (loss) before income tax expense	382	(702)	1,084	* *
Income tax expense	(112)	(300)	188	63%

Net income (loss)	270	(1,002)	1,272	* *
Less: Net income attributable to noncontrolling interests	(64)	(80)	16	20%

Net income (loss) attributable to News Corporation	$206	$(1,082)	$1,288	* *

**	- Not meaningful

	Pro Forma (unaudited)
	For the three months ended March 31, 2018
	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Circulation and subscription	$659	$531	$(93	)(c)(d)	$1,097
Advertising	702	42	—		744
Consumer	381	—	—		381
Real estate	208	—	—		208
Other	143	14	—		157

Total Revenues	2,093	587	(93)		2,587
Operating expenses	(1,151)	(370)	98	(c)(e)	(1,423)
Selling, general and administrative	(761)	(113)	2	(f)	(872)
Depreciation and amortization	(100)	(69)	1	(g)(h)(i)	(168)
Impairment and restructuring charges	(246)	(2)	(957	)(j)	(1,205)
Equity (losses) earnings of affiliates	(974)	2	970	(j)	(2)
Interest income (expense), net	2	(23)	—		(21)
Other, net	30	(1)	—		29

(Loss) income before income tax expense	(1,107)	11	21		(1,075)
Income tax expense	(3)	(3)	—	(k)	(6)

Net (loss) income	(1,110)	8	21		(1,081)
Less: Net (income) loss attributable to noncontrolling interests	(18)	1	7	(l)	(10)

Net (loss) income attributable to News Corporation	$(1,128)	$9	$28		$(1,091)

Basic and diluted loss per share:
Net loss available to News Corporation stockholders per share	$(1.94)				$(1.87)

	Pro Forma (unaudited)
	For the nine months ended March 31, 2018
	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Circulation and subscription	$1,947	$1,638	$(278	)(c)(d)	$3,307
Advertising	2,101	141	—		2,242
Consumer	1,220	—	—		1,220
Real estate	633	—	—		633
Other	430	39	—		469

Total Revenues	6,331	1,818	(278)		7,871
Operating expenses	(3,439)	(1,136)	291	(c)(e)	(4,284)
Selling, general and administrative	(2,135)	(340)	5	(f)	(2,470)
Depreciation and amortization	(297)	(187)	(17	)(g)(h)(i)	(501)
Impairment and restructuring charges	(273)	(5)	(957	)(j)	(1,235)
Equity (losses) earnings of affiliates	(1,002)	5	974	(j)	(23)
Interest income (expense), net	9	(76)	—		(67)
Other, net	9	(2)	—		7

(Loss) income before income tax expense	(797)	77	18		(702)
Income tax expense	(292)	(13)	5	(k)	(300)

Net (loss) income	(1,089)	64	23		(1,002)
Less: Net (income) loss attributable to noncontrolling interests	(54)	1	(27	)(l)	(80)

Net (loss) income attributable to News Corporation	$(1,143)	$65	$(4)		$(1,082)

Basic and diluted loss per share:
Net loss available to News Corporation stockholders per share	$(1.96)				$(1.86)

(a)

Reflects the historical results of operations of News Corporation. As the acquisition of a controlling interest in Foxtel was completed on April 3, 2018, Foxtel is reflected in our historical Statements of Operations from April 3, 2018 onwards.

(b)

Reflects the historical results of operations of Foxtel to the date of the Transaction. From April 3, 2018 onwards, Foxtel is included in the historical results of operations of News Corporation. The Statements of Operations of Foxtel are derived from its historical financial statements for the three and nine months ended March 31, 2018. The Statements of Operations for the three and nine months ended March 31, 2018 reflect Foxtel’s Statements of Operations on a U.S. GAAP basis and translated from Australian dollars to U.S. dollars, the reporting currency of the combined group, using the quarterly average rates for each period presented. Additionally, certain balances within Foxtel’s historical financial information were reclassified to be consistent with the Company’s presentation.

(c)	Represents the impact of eliminating transactions between Foxtel and the consolidated subsidiaries of News Corporation, which would be eliminated upon consolidation as a result of the Transaction.
(d)

Reflects the reversal of revenue recognized in Foxtel’s historical Statements of Operations resulting from the fair value adjustment of Foxtel’s historical deferred installation revenue in the preliminary purchase price allocation for the Transaction.

(e)

Reflects the adjustment to amortization of program inventory recognized in Foxtel’s historical Statements of Operations related to the fair value adjustment of Foxtel’s historical program inventory in the preliminary purchase price allocation.

(f)

Reflects the removal of transaction expenses directly related to the Transaction that are included in News Corp’s historical Statements of Operations for the three and nine months ended March 31, 2018. These costs are considered to be non-recurring in nature, and as such, have been excluded from the pro forma Statements of Operations.

(g)	Reflects the adjustment to amortization expense resulting from the recognition of amortizable intangible assets in the preliminary purchase price allocation.

(h)

Reflects the adjustment to depreciation and amortization expense resulting from the fair value adjustment to Foxtel’s historical fixed assets in the preliminary purchase price allocation, which resulted in a step-up in the value of such assets.

(i)

Reflects the reversal of amortization expense included in News Corp’s historical Statements of Operations from the Company’s settlement of its pre-existing contractual arrangement between Foxtel and FOX SPORTS Australia, which resulted in a write-off of its channel distribution agreement intangible asset at the time of the Transaction.

(j)

Represents the impact to equity losses of affiliates as a result of the Transaction, as if the Transaction occurred on July 1, 2016. Historically News Corp accounted for its investment in Foxtel under the equity method of accounting. As a result of the Transaction, Foxtel became a majority-owned subsidiary of the Company, and therefore, the impact of Foxtel on the Company’s historical equity losses of affiliates was eliminated. In addition, during the three and nine months ended March 31, 2018, News Corp recorded an impairment to its investment in Foxtel within equity losses of affiliates which is reflected in News Corp’s historical results. As this impairment is non-recurring in nature and is not directly attributable to the Transaction, such amount has not been eliminated and has been reclassified in the pro forma Statements of Operations from equity losses of affiliates into impairment and restructuring charges.

(k)

In determining the tax rate to apply to our pro forma adjustments we used the Australian statutory rate of 30%, which is the jurisdiction in which the business operates. However, in certain instances, the effective tax rate applied to certain adjustments differs from the statutory rate primarily as a result of certain valuation allowances on deferred tax assets, based on the Company’s historical tax profile in Australia.

(l)	Represents the adjustment, as a result of the Transaction, to reflect the non-controlling interest of the combined company on a pro forma basis.

Pro Forma Segment Analysis

The following table reconciles unaudited reported and pro forma Net income (loss) to unaudited reported and pro forma Total Segment EBITDA for the three and nine months ended March 31, 2019 and 2018, respectively:

	For the three months ended March 31,		For the nine months ended March 31,
	2019	2018	2019	2018
(in millions)	As reported	Pro forma	As reported	Pro forma
Net income (loss)	$23	$(1,081)	$270	$(1,002)
Add:
Income tax expense	7	6	112	300
Other, net	(3)	(29)	(30)	(7)
Interest expense, net	14	21	45	67
Equity losses of affiliates	4	2	13	23
Impairment and restructuring charges	34	1,205	71	1,235
Depreciation and amortization	168	168	494	501

Total Segment EBITDA	$247	$292	$975	$1,117

The following tables set forth the Company’s reported Revenues and Segment EBITDA for the three and nine months ended March 31, 2019 and pro forma Revenues and Segment EBITDA for the three and nine months ended March 31, 2018:

	For the three months ended March 31,
	2019		2018
		Segment		Segment
	Revenues	EBITDA	Revenues	EBITDA
(in millions)	As reported		Pro forma
News and Information Services	$1,224	$73	$1,286	$87
Subscription Video Services	539	98	623	127
Book Publishing	421	53	398	41
Digital Real Estate Services	272	74	279	88
Other	1	(51)	1	(51)

Total	$2,457	$247	$2,587	$292

	For the nine months ended March 31,
	2019		2018
		Segment		Segment
	Revenues	EBITDA	Revenues	EBITDA
(in millions)	As reported		Pro forma
News and Information Services	$3,729	$309	$3,825	$302
Subscription Video Services	1,666	295	1,934	436
Book Publishing	1,335	209	1,268	167
Digital Real Estate Services	876	300	842	302
Other	2	(138)	2	(90)

Total	$7,608	$975	$7,871	$1,117

Subscription Video Services

	For the three months ended March 31,			For the nine months ended March 31,
	2019	2018	% Change	2019	2018	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$474	$547	(13)%	$1,455	$1,687	(14)%
Advertising	50	60	(17)%	162	201	(19)%
Other	15	16	(6)%	49	46	7%

Total Revenues	539	623	(13)%	1,666	1,934	(14)%
Operating expenses	(374)	(374)	—	(1,109)	(1,129)	2%
Selling, general and administrative	(67)	(122)	45%	(262)	(369)	29%

Segment EBITDA	$98	$127	(23)%	$295	$436	(32)%